Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District

Beijing 102206

China

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-202947, 333-166226 and 333-145865) of Origin Agritech Limited and its subsidiaries and variable interest entities (the “Company”) of our report dated June 3, 2019, relating to the 2017 and 2018 consolidated financial statements, which appears in this Form 20-F of the Company for the year ended September 30, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, The People’s Republic of China

March 2, 2020